Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this annual report on Form 10-KSB under the caption “Experts”, the reference to our report dated April 14, 2008 with respect to the Consolidated Financial Statements of Z Trim Holdings, Inc. for the year ended December 31, 2007.

/s Blackman Kallick LLP

Blackman Kallick, LLP
Chicago, Illinois
April 14, 2008